Exhibit 99.1

Encore Acquisition Company Announces First Quarter 2005 Financial and Operating Results

FORT WORTH, Texas—(BUSINESS WIRE)—May 3, 2005

Encore Acquisition Company (NYSE:EAC) today reported first quarter 2005 results:

(in millions except per share, daily production, and price per BOE amounts)

	Quarter Ended March 31,
	2005	2004	Increase
Net income	$21.8	$16.9	29%
Diluted earnings per share	$0.66	$0.55	20%
Revenues	$91.6	$59.3	54%
Cash flow from operations	$54.9	$31.1	77%
Daily production volumes (BOE)	27,180	22,322	22%
Average combined price ($/BOE)	$37.44	$29.19	28%

Jonny Brumley, President, stated, “We had a good first quarter. Production was up, margins were high, and our high-pressure air project at Little Beaver is starting to work.”

Higher net income in the first quarter of 2005 resulted as production volumes for the quarter increased 22% to 27,180 BOE per day (2.4 MMBOE), compared with first quarter 2004 production of 22,322 BOE per day (2.0 MMBOE). The rise in production volumes was attributable to continued organic growth and acquisitions completed in 2004. During the first quarter of 2005, the Company sold previously produced oil being held as pipeline inventory, which increased production on a one-time basis by approximately 400 BOE per day. The net profits interest on the Cedar Creek Anticline (“CCA”) negatively impacted our production by approximately 826 BOE per day in the first quarter of 2005 versus 671 BOE per day in the first quarter of 2004. Oil represented 70% and 79% of the Company’s total production volumes in the first quarter of 2005 and 2004, respectively.

Encore’s realized commodity prices, including the effects of hedging, averaged $39.39 per barrel and $5.49 per Mcf during the first quarter of 2005, increases of 36% and 11%, respectively, from the first quarter of 2004. On a combined basis, including the effects of hedging, prices increased 28% during the first quarter of 2005 to $37.44 per BOE from $29.19 per BOE in the first quarter of 2004. Hedging expense negatively impacted oil prices by $5.62 per barrel and natural gas prices by $0.28 per Mcf.

During the first quarter of 2005, lease operating expense increased to $14.9 million from $10.2 million as a result of higher volumes and the higher cost operating environment. The Company incurred exploration expense of $2.6 million in the first quarter of 2005 compared to no exploration expense in the first quarter of 2004. The first quarter of 2005 also included derivative fair value expense of $2.4 million compared with $0.2 million in 2004.

High-Pressure Air Injection Program Update

Encore has seen initial indications of positive production response in the Little Beaver high-pressure air injection (“HPAI”) project area. In the core injection area of the project, production has increased from approximately 900 barrels per day to 1,000 barrels per day. More importantly, this represents a 300 barrel per day uplift over the naturally declining production levels that would have been expected prior to the initiation of HPAI. High-pressure air injection in Little Beaver was initiated in late 2003, and full implementation of the project was completed in the fourth quarter of 2004.

In the Pennel and Coral Creek area of the CCA, the Company has been operating a successful HPAI appraisal project (Phase 1) for over two years. In April 2005, Encore successfully started up its new full-scale HPAI compression facility and began injecting air in the Phase 2 project area. Full implementation of the Phase 2 HPAI project is expected to be completed by year-end 2005. The Company estimates that production will respond in a manner similar to the Little Beaver project, with positive production indications initially expected in late 2006.

Operations Update

The Company invested $74.9 million in oil and natural gas activities during the first quarter of 2005 (excluding development-related asset retirement obligations). Encore drilled 66 gross (49.0 net) wells and invested $65.5 million in development, exploitation, expanding our HPAI program on the CCA, and exploration activities. The Company also invested $9.4 million in property acquisitions and undeveloped leases.

The Company currently has 13 operated rigs drilling on the onshore continental United States with 5 rigs in Montana, 3 rigs in East Texas, 3 rigs in West Texas, and 2 rigs running in Oklahoma.

Liquidity Update

At March 31, 2005, long-term debt was $410.0 million, including $150.0 million of 8.375% Senior Subordinated Notes due June 15, 2012, $150.0 million of 6.25% Senior Subordinated Notes due April 15, 2014, and $110.0 million of bank debt under the existing credit facility.

On April 29, 2005, the Company amended its existing credit facility to increase the borrowing base from $400.0 million to $500.0 million. Other changes to the facility include increasing the availability of letters of credit from 15% of the borrowing base to 20%, and a change in the definition of EBITDA to add back exploration expense (EBITDAX).

Second Quarter 2005 Outlook

The Company expects gross wellhead production in the second quarter 2005 to increase over the first quarter 2005 levels. Because of the large operating income generated in the CCA at these high commodity prices, production volumes attributable to the net profits interest on the CCA are expected to negatively impact our net production by approximately 1,750 BOE per day in the second quarter of 2005 versus 826 BOE per day in the first quarter of 2005. As a result, despite an expected increase in gross wellhead production and cash flow, reported net production is expected to average 26,000 BOE per day.

Production, ad valorem, and severance taxes are anticipated to remain at approximately 9.0% of oil and natural gas revenues before hedging. The Company expects lease operations expense to decrease from $14.9 million in the first quarter to approximately $14.7 million in the second quarter. General and administrative expenses are expected to remain level with first quarter levels at approximately $3.5 million. Depletion, depreciation, and amortization should increase from $16.7 million in the first quarter to approximately $17.9 million. Income tax expense is expected to be at an effective rate of 35% with approximately 92% deferred. We expect to invest approximately $60.0 million of our capital budget in the second quarter of 2005.

The Board of Directors has approved an increase in the Company’s 2005 capital budget from $223.0 million to $245.0 million for additional projects and to reflect the current industry cost environment.

Conference Call

Title: Encore Acquisition Company Conference Call

Date and Time: Wednesday, May 4, 2005 at 9:30 a.m. central time

Webcast: Listen to the live broadcast via http://www.encoreacq.com

Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above.

A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 5739020. The replay will be available through May 11, 2005. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.

About the Company:

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.

Cautionary Statements:

This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the expected amount and focus of the Encore’s capital expenditures; expected production (including the impact of the Company’s net profits interests); anticipated production growth; the level of production, ad valorem and severance taxes, lease operations expense, general and administrative expenses, depletion, depreciation and amortization expenses, and income tax expense; expected effective tax rates; and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with operating in a limited number of geographic areas; the risks associated with drilling of oil and natural gas wells; risks related to Encore’s high-pressure air program; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; hedging arrangements (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812

(All data in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004
Consolidated Statements of Operations:	(unaudited)
Revenues:
Oil	$67,136	$46,764
Natural gas	24,445	12,527

Total revenues	91,581	59,291
Expenses:
Production -
Lease operations	14,868	10,242
Production, ad valorem, and severance taxes	9,086	5,839
Depletion, depreciation, and amortization	16,683	9,263
Exploration	2,611	—
G&A (excluding non-cash stock based compensation)	3,635	2,228
Non-cash stock based compensation	773	310
Derivative fair value loss	2,409	158
Other operating	1,599	1,002

Total operating expenses	51,664	29,042

Operating income	39,917	30,249
Interest and other	(6,895)	(3,855)

Income before income taxes	33,022	26,394
Current income tax provision	(801)	(1,085)
Deferred income tax provision	(10,437)	(8,407)

Net income	$21,784	$16,902

Net income per common share:
Basic	$0.67	$0.56
Diluted	0.66	0.55
Weighted average common shares outstanding:
Basic	32,409	30,179
Diluted	32,933	30,567

	Three Months Ended
	March 31,
Condensed Consolidated Statements of Cash Flows:	2005	2004
	(unaudited)
Net income	$21,784	$16,902
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	34,970	20,277
Changes in operating assets and liabilities	(1,903)	(6,106)

Net cash provided by operating activities	54,851	31,073
Cash used in investing activities	(76,668)	(31,012)
Financing activities:
Net proceeds from long-term debt	31,000	—
Other	(9,275)	237

Net cash provided by financing activities	21,725	237

Increase (decrease) in cash and cash equivalents	(92)	298
Cash and cash equivalents, beginning of period	1,103	431

Cash and cash equivalents, end of period	$1,011	$729

	March 31,	December 31,
	2005	2004
Condensed Balance Sheets:	(unaudited)
Total assets	$1,201,372	$1,123,400

Liabilities	$327,282	$270,825
Long-term debt	410,000	379,000
Stockholders’ equity	464,090	473,575

Total liabilities and stockholders’ equity	$1,201,372	$1,123,400

Working capital (a)	$(27,790)	$(15,566)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended
	March 31,
	2005	2004
	(unaudited)
Production volumes:
Oil (MBbls)	1,704	1,611
Natural gas (MMcf)	4,451	2,524
Combined (MBOE)	2,446	2,031

Daily production:
Oil (Bbls/d)	18,937	17,699
Natural gas (Mcf/d)	49,455	27,741
Combined (BOE/d)	27,180	22,322

Average prices:
Oil ( per Bbl)	$39.39	$29.03
Natural gas (per Mcf)	5.49	4.96
Combined (per BOE)	37.44	29.19

Average costs per BOE:
Lease operations expense	$6.08	$5.04
Production, ad valorem, and severance taxes	3.71	2.87
DD&A	6.82	4.56
G&A (excluding non-cash stock based compensation)	1.49	1.10

Derivative Summary as of March 31, 2005

Oil Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
April — June 2005	15,500	27.55	3,500	31.89	1,000	25.12
July — Dec 2005	12,500	27.84	2,500	31.07	1,000	25.12
Jan — Jun 2006	7,000	33.93	1,000	29.88	2,000	25.03
July — Dec 2006	6,500	35.00	1,000	29.88	2,000	25.03
Jan — Dec 2007	—	—	—	—	2,000	25.11

Natural Gas Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
April — Dec 2005	17,500	5.12	5,000	5.97	12,500	4.96
Jan — Dec 2006	12,500	5.34	5,000	5.68	12,500	5.02
Jan — Dec 2007	—	—	—	—	10,000	4.99

Interest Rate Swap

Expiration	Notional	Encore Pays	Encore Receives
June 15, 2005	$80,000,000	LIBOR + 3.89%	8.375%